EXHIBIT 99a
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Press Release
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Contact:  Donald L. Kovach, Chairman, President & CEO (973) 827-2914

   SUSSEX BANCORP RAISES $4.8 MILLION THROUGH POOLED TRUST PREFERRED OFFERING

     FRANKLIN, NEW JERSEY -- Sussex Bancorp (AMEX: "SBB") announced today that it had completed an offering of trust preferred securities to a pooled investment vehicle sponsored by Salomon Smith Barney, Inc. The Company, through its Sussex Capital Trust I subsidiary, sold $5.0 million in the trust preferred securities and received proceeds, net offering expenses, of approximately $4.8 million. These securities have a floating interest rate equal to three month LIBOR plus 365 basis points, which resets quarterly. The initial interest rate is 5.51%. The variable interest rate is caped at 12.5% through October 7, 2007. The securities mature on October 7, 2032, and may be called at par by the Company any time after October 7, 2007. The securities were placed in a private transaction exempted from registration under the Securities Act of 1933, as amended.

     Sussex Bancorp intends to use the proceeds from the sale of these securities for general corporate purposes and to bolster the regulatory capital ratios of its subsidiary, Sussex Bank, and to fund its continued growth.

     Sussex Bancorp is the holding company for Sussex Bank, a New Jersey chartered commercial bank operating though eight offices located in Sussex County, New Jersey, and of Tri-State Insurance Agency, Inc., a full service insurance agency located in Augusta, New Jersey.